Exhibit 2.j.i

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment (the “Amendment”) to the Custodian Agreement is made as of the 29th day of November, 2022, and amends that certain Custodian Agreement (the “Agreement”), made as of December 31, 2014, and effective as of January 1, 2015, as amended, modified, or supplemented from time to time by and among each registered investment company party thereto (the “Hartford Parties,” each referred to herein as a “Client”) and State Street Bank and Trust Company (“Custodian”).

WHEREAS, the Hartford Parties and Custodian are parties to the Agreement;

WHEREAS, the Hartford Parties and Custodian desire to amend certain provisions of the Agreement, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.             Amendments to Agreement.

(a)            The following new defined terms are added:

Section 1.03(a). “Alternative Assets” means derivatives, real estate, commodities, private placements, loans, infrastructure holdings, private equity holdings, hedge fund holdings or such other assets (i) not typically held in book-entry form and (ii) not typically held in accounts registered in the name of the Custodian or a Subcustodian, in each case as determined by the Custodian.

Section 1.18(a). “Investment Document” means any agreement, subscription, assignment or other document evidencing in physical form an investment of the Client, or providing for the ownership by the Client. For the avoidance of doubt, it does not include any Security, instrument, certificate, title, agreement or other document that is accompanied by a stock power or instrument of assignment, endorsed to the Custodian or in blank.

(b)            In “ARTICLE III – POWERS AND DUTIES OF CUSTODIAN”, the following new sections, Section 3.34 and Section 3.35 are added:

Section 3.34. Alternative Asset Servicing. The Custodian may agree to reflect the Client’s Alternative Assets on its books, records or statements. Unless otherwise agreed in writing, the Custodian will not perform any other services or assume any obligations in relation to Alternative Assets. The Custodian may, in limited cases, agree to register the Client’s interests in Alternative Assets in the name of the Custodian, subject to additional documentation and other requirements as the Custodian may specify from time to time.

Section 3.35. Physical Safekeeping of Investment Documents. The Custodian may agree to provide physical safekeeping for Investment Documents delivered to it and will return such Investment Documents to the Client upon receipt of Proper Instructions, subject to additional documentation and other requirements as the Custodian may specify from time to time.

2.            Miscellaneous.

(a)          All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

(b)          Except as specifically amended or modified herein, the terms and provisions of the Agreement shall continue to apply with fully force and effect. In the event of any conflict between the terms of the Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

(c)          This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g. emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX A TO THE AGREEMENT

By:	/s/ David Naab
Name: David Naab
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A Foutes
Name: Michael A Foutes
Title: Senior Vice President